Exhibit 10.4

AMENDMENT TO THE

ATLAS AIR WORLDWIDE HOLDINGS, INC.

LONG TERM CASH INCENTIVE PROGRAMS FOR 2018 & 2019

This amendment (this “Amendment”) to the Atlas Air Worldwide Holdings, Inc. Long Term Cash Incentive Program for each of the 2018 and 2019 program years and the Long Term Cash Incentive Program for Time-Vesting Awards for each of the 2018 and 2019 program years (each such program, a “Specified Program”), effective December 31, 2020, amends certain terms of the Specified Programs as set forth below.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the applicable Specified Program.

WHEREAS, Atlas Air, Inc. (“Atlas”) and Southern Air, Inc. (together with Atlas, the “Company”) are each participants in the payroll support program (the “Payroll Support Program”) authorized by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), in each case, as may be amended from time to time and including any guidance issued thereunder; and

WHEREAS, pursuant to the Payroll Support Program and the CARES Act, the Company is subject to limitations on executive compensation through March 24, 2022; and

WHEREAS, as a result of these limitations, the Compensation Committee (the “Committee”) of the Board of Directors of Atlas Air Worldwide Holdings has determined that it may be necessary or advisable to reduce payments that would otherwise have been made to certain officers and employees of the Company, including pursuant to the Specified Programs in order to maintain compliance with the applicable limitations under the Payroll Support Program and the CARES Act; and

WHEREAS, the Committee is authorized to amend the Specified Programs.

NOW, THEREFORE, BE IT:

RESOLVED that, pursuant to Section 10 of each of the Specified Programs (other than the Long Term Cash Incentive Program for the 2019 program year), with respect to any Award granted thereunder, each such Specified Program shall be amended as follows:

Section 10 of each of the Specified Programs (other than the Long Term Cash Incentive Program for the 2019 program year) shall be replaced in its entirety with the following:

1.

“Amendment, Suspension, or Termination.  The Committee reserves the right to amend, suspend, or terminate the Program at any time.  Without limiting the generality of the foregoing, the Committee reserves the right to reduce any Award granted under the Program in the event the Committee determines in its sole discretion that such action is necessary or advisable in order to maintain the Company’s compliance with the terms of the Coronavirus Aid, Relief, and Economic Security Act and any applicable guidance issued thereunder or any agreement entered into by the Company or any of affiliate thereunder, in each case as may be amended from time to time.

2.	In all other respects, each such Specified Program shall remain unchanged except as set forth in this Amendment.

RESOLVED that, pursuant to Section 9.7 of the Long Term Cash Incentive Program for the 2019 program year with respect to any Award granted thereunder, the Long Term Cash Incentive Program for the 2019 program year shall be amended as follows:

Section 9.7 of the Long Term Cash Incentive Program for the 2019 shall be replaced in its entirety with the following:

1.

“Amendment, Suspension, or Termination.  The Committee reserves the right to amend, suspend, or terminate the Program at any time.  Without limiting the generality of the foregoing, the Committee reserves the right to reduce any Award granted under the Program in the event the Committee determines in its sole discretion that such action is necessary or advisable in order to maintain the Company’s compliance with the terms of the Coronavirus Aid, Relief, and Economic Security Act and any applicable guidance issued thereunder or any agreement entered into by the Company or any of affiliate thereunder, in each case as may be amended from time to time.

2.	In all other respects, the Long Term Cash Incentive Program for the 2019 program year shall remain unchanged except as set forth in this Amendment.